Exhibit 99.1

Hemp Logic Inc., Majority Owned by ChineseInvestors.com, Inc. Announces 2 New Hemp-Infused, Skin-Friendly, Antimicrobial Sanitizer Products Coming to Market

SAN GABRIEL, California, March 9, 2019– ChineseInvestors.com, Inc. (OTCQB: CIIX), an established financial news and investment portal, as well as a leading industrial hemp retailer for the Chinese-speaking community, today announced that its former China-based subsidiary, CBD Biotechnology Co. Ltd., now known as Hemp Logic, Inc. (“Hemp Logic” or the “Company”),** is expanding its industrial hemp-infused product line to include skin-friendly antimicrobial  products, including a Hemp-Infused Personal Area Spray and a Hemp-Infused Hand Sanitizer.

Unlike other basic, alcohol-based skin sanitizer products that seem to have a drying effect on the skin, in addition to the 75% alcohol base, both new products contain hemp leaf extract, which is believed to provide moisture and antimicrobial activity.

In addition to hemp seed oil and alcohol, the Company’s lead product, its Hemp-Infused Personal Area Spray, also contains aloe and a blend of Chinese herbs. A light mist of this novel Personal Area Spray provides a breathable film that is believed to effectively isolate dust, pm 2.5 pollution, bacteria, smoke, and other airborne toxins from penetrating the skin for up to 4 hours. In addition to protecting the skin, this Personal Area Spray can be used on clothing, other personal items.

Company research indicates that there are currently no other products containing this particular formula on the market in China. The Company has already received clearance to market the hemp-infused hand sanitizer from the CFDA in Shanghai and has obtained the preliminary examination certification from the same agency to produce the hemp-infused Personal Area Spray. This application process is expected to be completed within a couple of weeks.

"As it seems that the use of hand sanitizers and other personal protection supplies has become a way of life in light of the Coronavirus, the Company is working quickly to meet the current demand for safe, effective, antimicrobial  products, " said Summer Yun, CEO of the Company.

** ChineseInvestors.com, Inc. is a majority shareholder in Hemp Logic, Inc.

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About ChineseInvestors.com
Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing (a) real-time market commentary, analysis, and educationally related services in Chinese language character sets (traditional and simplified); (b) advertising and public-relations-related support services; and (c) retail, online, and direct sales of hemp-based products and other health-related products.

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